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                                                                   EXHIBIT 10.27


                              AMENDED AND RESTATED
                 MAGAZINE CONTENT LICENSE AND HOSTING AGREEMENT


         This Magazine Content License and Hosting Agreement (the "Agreement") is made and entered into on the 29th day of January, 2001 (the "Amended Date") and is effective as of the 27th day of January 1999 (the "Effective Date"), by and between Women.com Networks, Inc., successor in interest to Women.com Networks, LLC, formerly a Delaware limited liability company ("Women.com, LLC"), and Hearst Communications, Inc., a Delaware corporation ("Hearst").

                                    Recitals

         Whereas, Women.com, LLC is in the business of, among other things, developing and maintaining a network of interrelated Web sites, which Web sites contain content focused primarily on topics of interest to women.

         Whereas, Hearst is the sole and exclusive owner of certain magazines that contain content focused primarily on topics of interest to women, each of which magazines currently maintains, or intends to develop and maintain, an affiliated Web site.

         Whereas, Women.com, LLC and Hearst mutually desire: (i) to incorporate the magazine Web sites into the network of sites maintained by Women.com, LLC;
(ii) for Women.com, LLC to provide Internet hosting services for all such magazine Web sites, and to produce certain of such sites; and (iii) that Women.com, LLC have the right to use and publish content from the magazines on and in connection with the Women.com, LLC network.

         Now, Therefore, in consideration of the mutual covenants and representations set forth herein, the parties hereby agree as follows.

                                    Agreement

1.       Definitions.

         1.1 "Advertisement" means any banner advertisements, site sponsorship arrangements, performance-based advertising, referrals, click-throughs, leads and bounties, and all other similar activities which do not produce revenues through direct selling, sold with respect to any Magazine Site.

         1.2 "Content" means the text, pictures, sound, video, graphical elements and other data contained in any Web site, excluding all Marks.

         1.3 The "Copyright Act" means Title 17 of the United States Code, as amended from time- to-time, or any successor statute thereto.



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         1.4 "Derivative Work" is original copyrightable material such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted; and such copyrightable material is based upon Proprietary Content but in the case of Hearst Content and Magazine Content, only to the extent the such Content appearing on the Magazine Site contains Enhancements

         1.4A "Enhancements" means the addition by Women.com, LLC of new textual or graphic elements to Hearst Content or Proprietary Content to render it distinct from the way such Hearst Content and Magazine Content appear as published by Hearst in a publication other than on a Magazine Site (other than such formatting changes as are necessary to display it on the Internet), such as by the incorporation of Interactive Elements (as hereafter defined). For purposes of this Agreement, excerpts and abridgements made pursuant to Section
3.3 or formatting revisions to Hearst Content or Magazine Content made by Women.com, LLC in the normal course of producing or hosting any Magazine Site shall not be deemed Enhancements.

         1.5 The "Hearst Content" means the Content that is proprietary to Hearst or its third party licensors, which Content Hearst provides for inclusion on any Magazine Site whether before or after the Effective Date, provided, however, that Hearst Content provided to Women.com, LLC under this Agreement shall only include material with respect to which Hearst owns sufficient electronic rights to license the use and display of such material for use on the Network, it being understood that Hearst shall not have any obligation to obtain such rights except with respect to Hearst Content that Hearst has provided to Women.com, LLC.

         1.5A "Hearst Reserved Derivative Work" means original copyrightable material such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted created by Hearst based on Hearst Content and/or Magazine Content; it being agreed that Hearst may create a Hearst Reserved Derivative Work based on Hearst Content and Magazine Content regardless of whether such Content has appeared on a Magazine Site, provided Hearst may not use in any Hearst Reserved Derivative Work any Enhancements made to Hearst Content and Magazine Content, nor may it incorporate Interactive Elements. For the avoidance of doubt, any copyrightable work based on Hearst Content or Magazine Content that contains Enhancements or Interactive Elements and any copyrightable work based on Original Site Content or Third Party Work shall be deemed a Derivative Work and any copyrightable work based on Hearst Content or Magazine Content that does not contain Enhancements or Interactive Elements shall be deemed a Hearst Reserved Derivative Work.

         1.6 "Hosting Services" means those Internet hosting services to be performed by Women.com, LLC on behalf of Hearst under the terms of this Agreement, all as more fully described on Exhibit A.



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         1.7 "Internet" means that certain worldwide system of computer networks existing as of the Effective Date, conceived by the Advanced Research Projects Agency of the United States Government in 1969 and originally known as ARPANet, which is as of the Effective Date a public, cooperative and self-sustaining facility accessible to millions of people worldwide, and is distinguished by its use of TCP/IP protocols, and hypertext links, and incorporates, among other features, the World Wide Web.

         1.8 The "Magazines" means the U.S. edition of each of the following print publications (so long as such publications are published by Hearst):
Cosmopolitan; Country Living; Country Living Gardener (subject to the provisions of Section 3.4(c) herein); Country Living's Healthy Living (subject to the provisions of Section 3.4(c)herein); Good Housekeeping; House Beautiful; Redbook; Town & Country; and Victoria, each of which is wholly owned by Hearst. If following the Effective Date, Hearst becomes the sole owner of any other magazine(s), such magazine(s) may be added to the foregoing list upon the mutual agreement of the parties. Further, the parties may, by mutual written agreement, add any or all of the international versions of any of the foregoing Magazines to the scope of this Agreement. The "Magazines" shall also include Marie-Claire (which is operated as a joint venture between Hearst and Marie-Claire Album S.A.), if following the Effective Date Hearst obtains the consent of Marie-Claire Album S.A. to include Marie-Claire within the scope of this Agreement, which consent Hearst agrees to use commercially reasonable efforts to obtain.

         1.9 "Magazine Content" means any and all Content (other than advertising and advertorials) published in any of the Magazines whether prior to or following the Effective Date, and including, by way of example and without limitation, articles, reportage, features, editorials, letters to the editor, reviews and commentary, provided, however, that Magazine Content provided to Women.com, LLC under this Agreement shall only include material with respect to which Hearst owns sufficient electronic rights to license the use and display of such material for use on the Network, it being understood that Hearst shall not have any obligation to obtain such rights except with respect to Magazine Content that Hearst has provided to Women.com, LLC.

         1.10 "Magazine Site" means the U.S. edition of a Web site that is provided by or on behalf of Hearst as an on-line version of a Magazine and/or is maintained as an on-line adjunct to a Magazine, including all Proprietary Content contained on such site. If following the Effective Date, Hearst becomes the sole owner of any other magazine(s) which are appropriate for incorporation in the Network or obtains the consent of Marie-Claire Album S.A. as described in
Section 1.7, the related Magazine Site(s) may be added to the scope of this Agreement upon the mutual written agreement of the parties. Notwithstanding anything contained herein to the contrary, in no event shall bazaar411.com be deemed to be a Magazine Site for purposes of this Agreement.

         1.11 "Mark" means any and all trademarks, trade names, service marks, trade dress, logos, URLs, or identifying slogans of a party, whether or not registered.



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         1.12 Net Advertising Revenues" means gross revenues recognized by
Women.com, LLC from the sale of Advertisements on (a) the Magazine Sites, (b) any page of the Network that primarily contains Proprietary Content (other than teasers), and (c) any other page of the Network on which any article or feature that is Proprietary Content is reproduced or duplicated substantially in its entirety, less agency fees (which shall not exceed fifteen percent (15%) of gross revenues from the sale of Advertisements), commissions (which shall not exceed eight percent (8%) of gross revenues from the sale of Advertisements), credits due to cancellations, and provision for bad debt. In no event shall Net Advertising Revenues for any period be less than the product of (A) gross revenues recognized from the sale of all advertising on the Network, multiplied by (B) (i) the result of dividing the total number of advertisements served (impressions) on the Magazine Sites by the total number of advertisements served (impressions) on the Network; or (ii) the result of dividing the number of page views on the Magazine Sites by the total number of page views on the Network (in the case of (i) and (ii), whichever result is greater).

         1.13 The "Network" means that network of Web sites operated by Women.com, LLC some of which bear the Women.com, LLC brand and each directly linked to the Network Portal Site, including any Web sites that may be added to the Network during the term of this Agreement.

         1.14 "Network Portal Site" means the portal site for the Network, which site is currently located at www.women.com, or any successor URL.

         1.14A "Original Site Content" means any original text, pictures, sound, video, graphical elements and other data prepared by Women.com, LLC specifically for inclusion on a Magazine Site based on ideas generated by either Women.com, LLC, or Hearst and that is actually included on any Magazine Site. Original Site Content includes but is not limited to, functional interactive elements ("Interactive Elements") and Enhancements added to Hearst Content and Magazine Content. Interactive Elements do not include interactive elements that Women.com, LLC has prepared or licensed for use generally and not specifically for Magazine Sites.

         1.14B "Proprietary Content" means Hearst Content, Magazine Content, Original Site Content and Third Party Work when referred to collectively.

         1.15 "Production Services" means those Magazine Site production services to be performed by Women.com, LLC on behalf of Hearst under the terms of this Agreement, all as more fully described on Exhibit B.

         1.16 "Promotional Activity" means the placing of Advertisements, or the provision of headlines or teasers (e.g. excerpts of Hearst Content or Magazine Content).

         1.16A "Third Party Work" means content prepared by a Third Party retained by Women.com, LLC to contribute Content to a Magazine Site.



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         1.17 The "Web" means the World Wide Web portion of the Internet.

         1.18 "Women.com, LLC Competitor" means: (a) any Women's Portal Site that is primarily targeted to any country or region of the world where Women.com, LLC is targeted and (b) any Web site that primarily provides Content, substantially competes with a Women.com, LLC site, is targeted specifically to women, is used primarily by women and is primarily targeted to any country or region of the world where Women.com, LLC is targeted, or (c) any channel or area of an online Content aggregation service (such as AOL, Compuserve, Yahoo, Excite, etc.), which channel or area substantially competes with a Women.com, LLC site, is targeted specifically to women, is used primarily by women and is primarily targeted to any country or region of the world where Women.com, LLC is targeted.

         1.18A "Women.com Content" means Content other than Proprietary Content used by Women.com, LLC on the Network or any Magazine Site.

         1.19 "Women's Portal Site" means a Web site that is primarily targeted to any country or region of the world where Women.com, LLC is targeted and that is meant to function as an anchor site or entry point for users to the Internet and offers a broad array of resources and services such as articles, e-mail, discussion forums, search engines, weather information, stock quotes, phone and map information and on-line shopping malls that contains Content of interest primarily to women, is primarily targeted specifically to women and is used primarily by women (e.g.: iVillage, Oxygen Media, and LookSmart).

2.       Incorporation of the Magazine Sites Into the Network.

         2.1 General. The incorporation of the Magazine Sites into the Network is to be accomplished by way of the rights and obligations described in this Agreement. In addition to such rights and obligations, the parties agree that they shall, during the term of this Agreement, work together in good faith and take whatever other actions are reasonably necessary or prudent to accomplish the goals of this Agreement.

         2.2 Linking and Distribution.

         (a) During the term of this Agreement, Women.com, LLC agrees that it will place direct links to at least four Magazine Sites (to be mutually agreed upon by Hearst and Women.com, LLC on the Network. These links will be placed on the homepage of the Network Portal Site if links to any non-Magazine Site appear on such page, and if such other links to other websites appear above the fold, the links to the Magazine Sites will likewise appear above the fold. These links and additional links will also be placed individually or grouped, throughout the Network on appropriate homepages and any other appropriate pages on the Network, including, without limitation, any appropriate pages where other relevant non-Magazine site links appear, and will be no less favorable in terms of size, placement, rotation, prominence, frequency and ease of use, than any other link, brand or name of any other site on the Network. Without limiting the generality of the foregoing, in the event any Magazine Site link or links appear on the Network together with any non-Magazine site link that is in the form of a logo, such Magazine Site link or links shall also be in the form of a logo. During the term of this Agreement, Hearst shall create and place links to the Network Portal Site homepage from the homepage of each Magazine Site (and elsewhere within each such Magazine Site, as the parties may mutually determine).



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         (b) Women.com, LLC shall distribute the Magazine Sites throughout the
Network in a manner no less favorable than any other site on the Network.

         2.3 Branding. Hearst shall prominently place Women.com, LLC's branding above the fold, adjacent to the masthead on each Magazine Site. Hearst will also place links to the Network on the site Hearst maintains for Harper's Bazaar in such manner as Hearst determines. All Women.com, LLC branding on each Magazine Site must comply with Women.com, LLC's branding standards as communicated to Hearst from time to time, and shall be subject to the prior approval of Women.com, LLC, which shall be deemed given if Women.com, LLC does not respond within five (5) business days of receipt of request for approval. Women.com, LLC shall provide navigation capabilities on the Network to and from each of the Magazine Sites. Such navigation capabilities shall be at least equal (including, without limitation, with respect to size, placement, prominence, frequency and ease of use) to the navigation capabilities provided by Women.com, LLC on the Network with respect to non-Magazine sites. Without limiting the foregoing, navigation from the Network to each of the Magazine Sites shall exist from every place on the Network where navigation to all other non-Magazine Sites exists. In addition, where a navigational tool is used to link to a majority of non-Magazine Sites exists, relevant Magazine Sites will also be linked with such navigational tool. All Hearst and Magazine branding on the Network must comply with applicable branding standards as communicated by Hearst to Women.com, LLC from time to time, and shall be subject to the prior approval of Hearst, which shall be deemed given if Hearst does not respond within five (5) business days of receipt of request for approval.

         2.4 Development Schedule. Following the Effective Date, the parties shall work together in good faith in order to complete all tasks necessary or desirable to incorporate the Magazine Sites into the Network (the "Implementation"). Within thirty (30) days following the Effective Date, the parties shall develop a mutually acceptable schedule ("Schedule") that will cover each party's respective tasks and obligations with respect to the Implementation and establish a targeted launch date for each Magazine Site. Each party shall assign a project manager to be the primary point of contact between the parties with respect to such efforts. The parties agree to use commercially reasonable efforts to complete their respective Implementation obligations with respect to each Magazine Site by the launch date set forth for such in the Schedule.

         2.5 License. During the term of this Agreement, Hearst hereby grants to Women.com, LLC a non-exclusive (except as provided in Section 2.7(a)), royalty-free, worldwide license, with no right to sublicense or to sell, to:



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         (a) Electronically reproduce and distribute, and publicly perform and display the Proprietary Content on the Web, all in connection with the Hosting Services to be provided by Women.com, LLC pursuant to Section 3 and the incorporation of the Magazine Sites into the Network as contemplated by this Agreement; and

         (b) Abridge and excerpt, add Enhancements to and otherwise edit Hearst Content and Magazine Content and make such changes to Proprietary Content as are necessary to display it electronically on the Magazine Sites and Network; and

         (c) electronically reproduce and distribute, and publicly perform and display Proprietary Content both (i) on the Network, and (ii) otherwise on the Web in connection with Women.com, LLC's fulfillment of its distribution commitments to its on-line distribution partners (e.g. America OnLine); provided, that electronic publishing rights have been obtained by Hearst with respect to such Proprietary Content and provided, further, that Hearst shall not be obligated to deliver to Women.com, LLC any Magazine Content or Hearst Content that was published, in print or electronically, prior to the Effective Date, where the cost of delivery to Women.com, LLC would, in Hearst's reasonable estimation, be economically impractical; and

         (d) reproduce and distribute through any media now known or hereafter developed excerpts of the Proprietary Content in advertisements for and marketing and promotional materials related to the Network and the Magazine Sites; and

         (e) [intentionally omitted]

         (f) electronically reproduce and distribute on the Web, and publicly perform and display on the Web any banner advertisements delivered by Hearst to Women.com, LLC for placement on the Magazine Site(s) and/or the Network.

         2.6 Magazine Specific Restrictions. The rights granted pursuant to
Section 2.5 are subject to any guidelines that may be established by Hearst or each Magazine from time-to-time with respect to Proprietary Content. Further, Hearst and each Magazine shall have the right to request, based on reasonable objections, the removal of, or editorial revisions to, any of its Proprietary Content that is published through the Network. Women.com, LLC agrees to take appropriate remedial action with respect to any such request within twenty-four
(24) hours after receipt of such request; provided, that after taking such remedial action, Women.com, LLC shall have the right to appeal such request directly to the designated personnel at the applicable Magazine.



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         2.7 Additional Rights and Restrictions.

         (a) Exclusivity. (i) Except as otherwise expressly provided herein, during the term of this Agreement, Hearst agrees that it will not: (i) grant Internet distribution or Internet publication rights to any of the Proprietary Content to any Women.com, LLC Competitor including, without limitation, through a direct data feed, cobranding arrangement, or premium placement arrangement;
(ii) advertise or promote the Magazine Sites on or in connection with any Women.com, LLC Competitor; (iii) grant any entity the right to distribute or display on the Internet any Hearst Content or Magazine Content that has been displayed on a Magazine Site in substantially the same form and format as such Content was displayed on a Magazine Site without the consent of Women.com, LLC (it being understood that notwithstanding the foregoing, Hearst may, without Women.com, LLC's consent, grant any entity other than a Women.com, LLC Competitor the right the right to distribute and display on the Internet Hearst Content and Magazine Content which was displayed on a Magazine Site verbatim to the way it was published by Hearst (i.e., no abridgements or excerpts were made), and it being further understood that where Hearst Content or Magazine Content were displayed on a Magazine Site in an abridged or excerpted form, Hearst may, without Women.com, LLC's consent, grant any entity the right to distribute and display on the Internet a different selection or arrangement of such Hearst Content or Magazine Content that is not substantially similar to that displayed on the Magazine Site)(for the avoidance of doubt, Hearst shall be under no restriction other than that set forth at Section 2.7(a)(i)(i) above with respect to Hearst Content and Magazine Content that is not displayed on the Magazine Sites at all); (iv) grant any entity the right to distribute and display on the Internet any Original Site Content or Third Party Work without the consent of Women.com, LLC; or (v) license any of its Magazine Marks for use on the Web site of any Women.com, LLC Competitor. Further, Hearst agrees that during the term of this Agreement (x) it will not license to any Women.com, LLC Competitor the right to use any URL incorporating either the name of a Magazine or derivative or diminutive form of the name of a Magazine (e.g. "Cosmo", "T&C", "Healthy Living", etc.) and (y) it will not use any URL incorporating either the name of a Magazine or derivative or diminutive form of the name of a Magazine except, (1) on a site that is part of the Network, and (2) in connection with any projects with which Hearst or the Magazines may become involved in compliance with Section 2.8(b).

                  (ii) The foregoing shall not be construed to preclude: (i) grants of rights to online databases, libraries and information storage and retrieval services, in any media whether now known or hereafter invented, to use Proprietary Content for archival purposes; (ii) third-party proprietors of material contained in Proprietary Content who have retained copyright ownership in such material from publishing such material on the Internet following the expiration of any periods of exclusivity that may have been granted to Hearst;
(iii) Hearst from using the name of a Magazine or derivative or diminutive form of the name of a Magazine embedded in the URL of any sites( but not as the primary name of a URL) for the purpose of soliciting sales of magazine subscriptions or any other purpose not precluded under section 2.7(a)(i) above or Hearst from using the name of a Magazine or derivative or diminutive form of the name of a Magazine anywhere in the URL of any sites associated with international editions of the Magazines; (iv) international editions of the Magazines from using Hearst Content or Magazine Content that has appeared in such international editions from using such Content on the Internet; or (v) Women.com, LLC's right, with respect to users residing outside the United States, to make the Network accessible, promote the Network, or otherwise target such users.

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         (b) Magazine-Specific Offerings. Hearst agrees that during the term of this Agreement, Women.com, LLC will have the right, subject to the mutual agreement of the parties, to enter into arrangements specific to each individual Magazine in order to: (i) develop Magazine-branded offerings to be made available on areas of the Network other than the associated Magazine Site and through product and service offerings of Women.com, LLC other than the Network; and (ii) to distribute the Magazine Content to third parties on the Web. Women.com, LLC shall have no right to sublicense or to sell Proprietary Content to anyone without Hearst's prior written consent.

         (c) Right of First Offer. During the term of this Agreement, Hearst agrees that Women.com, LLC shall have a right of first offer on all new Internet-based development projects ("Projects") initiated by the Hearst Magazine Group or any of the Magazines or Magazine Sites that are appropriate for placement on the Network, based on the Network demographics, Content and similar factors. If Women.com, LLC expresses an interest in any such Project, the Hearst Magazine Group (or the applicable Magazine or Magazine Site) shall negotiate the terms of such Project with Women.com, LLC in good faith. In the event the parties are not able to enter into a definitive agreement, letter of intent, memorandum of understanding or like document within thirty (30) days (or such longer period as the parties may agree to) following Women.com, LLC's receipt of notice of such Project from the Hearst Magazine Group or the applicable Magazine or Magazine Site, the Hearst Magazine Group (or the applicable Magazine or Magazine Site) shall have the right to offer the Project to a third party; provided, however that prior to executing a definitive agreement with such third party with respect to the applicable Project, the Hearst Magazine Group (or the applicable Magazine or Magazine Site) shall provide Women.com, LLC with a summary of the general terms of the proposed agreement and discuss with Women.com, LLC ways in which Women.com, LLC might participate in the Project.

         2.8 Reservation of Rights by Hearst.

         (a) For Promotional Purposes. Notwithstanding anything to the contrary in this Agreement, Hearst retains the right to conduct Promotional Activities with respect to each of the Magazine Sites in conjunction with any party that is not a Women's Portal Site, provided that none of Hearst, the Magazines or the Magazine Sites receives payments for those Promotional Activities.

         (b) Other Online Projects. Subject only to the requirements of Section 2.7(c), Hearst retains the right on behalf of the Magazines to permit the Magazines to enter into agreements of any nature with any third party that is not a Women.com, LLC Competitor with respect to projects focused on specific topics or applications.


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         (c) Derivative Works. (i) Subject only to the requirements of Section
2.7(a) and (c), Hearst retains the right to make Derivative Works in any media and to disseminate them in manner whatsoever, provided such Derivative Works will not be exploited on the Internet without Women.com LLC's prior consent, which shall not unreasonably be withheld, but which may be conditioned on mutual agreement on compensation to Women.com, LLC (provided the foregoing shall not restrict Hearst from making incidental advertising for or delivery of, as opposed to display for full viewing (in the form, for example, of a downloaded print book or e-book delivered via the Internet to a personal digital assistant) a Derivative Work on the Internet. In the event that Hearst or a third party authorized by Hearst exploits a Derivative Work, Women.com LLC shall be entitled to a share of Hearst's revenues from such exploitation as follows: (i) where Hearst itself or a Hearst Affiliate (as defined at Section 7.3) exploits such Derivative Work, fifty (50%) percent of net revenues, meaning actual receipts less agency fees or commissions, actual out-of-pocket costs incurred in connection with the exploitation, and an overhead factor of twenty percent 20% of gross revenues; (ii) where an unaffiliated third party exploits the Derivative Work, fifty (50%) percent of Hearst's actual receipts from such third party, less any actual out-of-pocket costs incurred in connection with such exploitation. Women.com LLC's entitlement to such fee shall survive termination of this Agreement for so long as any Derivative Work created during the Initial Term or any Renewal Term generates revenues. Women.com, LLC shall have no right to create a Derivative Work without the prior written consent of Hearst. All Derivative Works which Hearst may permit to be made or developed by Women.com, LLC shall be jointly owned by Hearst and Women.com, LLC ("Joint Derivative Works"), each such work being a "joint work" as defined in ss.101 of the Copyright Act, and the parties shall be co-owners of the copyrights in such works as set forth in ss. 201(a) of the Copyright Act. Notwithstanding such joint ownership, it is agreed that Hearst shall not itself exploit any Joint Derivative Work during the Initial Term or any Renewal Term without the prior written consent of Women.com, LLC, and if such consent is given, Hearst shall account to Women.com, LLC in the same manner as it accounts for a Derivative Work. Hearst shall be entitled to receive a fee as follows, in respect of any Joint Derivative Work made or developed by Women.com as permitted hereunder: (i) where Women.com, LLC itself or an affiliate (being an entity that controls, is controlled by, or under common control with Women.com, LLC, as those terms are defined at Section 7.3) exploits such Joint Derivative Work, fifty (50%) percent of net revenues, meaning actual receipts less agency fees or commissions, actual out-of-pocket costs incurred in connection with the exploitation and an overhead factor of 20% of gross revenues; (ii) where an unaffiliated third party exploits the Joint Derivative Work, fifty (50%) percent of Women.com, LLC's actual receipts from such third party less actual out-of-pocket costs incurred in connection with such exploitation. Hearst's entitlement to such fee shall survive termination of this Agreement for so long as any such Joint Derivative Work created during the Initial Term or any Renewal Term generates revenues.

                (ii) In the event Hearst creates or authorizes the creation of a Hearst Reserved Derivative Work Women.com, LLC shall have no entitlement to any revenue in connection with such Hearst Reserved Derivative Work, and Hearst shall be under no restriction with respect to the exploitation of such Hearst Reserved Derivative Work other than the restrictions set forth herein at Section 2.7(a) and (c) and it being further understood that nothing herein shall restrict Hearst from making incidental advertising for or delivery of as opposed to display for full viewing (in the form, for example, of a downloaded print book or e-book delivered via the Internet to a personal digital assistant) a Hearst Reserved Derivative Work on the Internet.



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         (d) Reuse in Magazines. Nothing herein shall be construed to prevent
Hearst from using or reusing in the print pages of its Magazines any Proprietary Content or user-generated Content without compensation to Women.com, LLC, and such Proprietary Content or user-generated Content may be used or reused in the form it appeared on the Magazine Sites or in edited fashion.

         2.9 Exclusivity Obligations of Women.com, LLC. Women.com, LLC hereby agrees that during the term of this Agreement it will not, without the prior written consent of Hearst, enter into any agreement to produce and/or include as part of the Network any magazine site or Content related to a print publication that is not a Hearst publication, if such magazine site may reasonably be construed to be competitive with any of the Magazines. Notwithstanding the foregoing, nothing herein shall prohibit Women.com, LLC from performing under or renewing its agreements with Rodale Press regarding (i) Prevention and (ii) New Woman Magazine with respect to their Web site, which agreements are in effect as of the Effective Date.

3.       Magazine Site Development and Maintenance.

         3.1 Hosting Services. Hearst agrees that during the term of this Agreement, Women.com, LLC will provide Internet Hosting Services for each Magazine Site, regardless of the source of production of such site, in consideration for the license granted herein. In connection therewith, and independent of the source of production of each Magazine Site, Women.com, LLC will provide to Hearst during the term of this Agreement Hosting Services with respect to each Magazine Site. Women.com, LLC shall make the Hearst Content publicly available to Internet users on a basis consistent with the performance standards set forth on Exhibit A, which may be amended from time to time. Women.com, LLC shall upload all Proprietary Content, including updates. Women.com, LLC shall, using industry standard methods, prevent unauthorized access to any shadow site of any Magazine Site, any restricted areas of each Magazine Site and any databases or other sensitive material generated from or used in conjunction with such Magazine Site, as required by Hearst. Women.com, LLC agrees that Women.com, LLC will host selected non-Magazine sites for Hearst during a transition period not to exceed ninety (90) days from and after the Effective Date (the "Transition Hosting Services"). Hearst agrees that it shall pay Women.com, LLC the sum of six thousand six hundred dollars ($6,600.00) for each period of thirty (30) days during which Women.com, LLC provides Transition Hosting Services. In the event the final period during which Women.com, LLC provides Transition Hosting Services consists of fewer than thirty (30) days, then Hearst shall pay Women.com, LLC for such final period of Transition Hosting Services at the rate of two hundred and twenty dollars ($220.00) per day.

         3.2 Delivery of Hearst Content. Except as set forth in Section 3.4, Hearst will deliver, and will be solely responsible for providing, to Women.com, LLC all of Hearst Content and Magazine Content that Hearst intends to be published and distributed on each Magazine Site. At its option, Hearst may electronically transmit or upload the Hearst Content directly to the Web site. Unless otherwise agreed to by Women.com, LLC, the Hearst Content and Magazine Content will be in the format(s) specified by Women.com, LLC in Exhibit A and conform to any other technical specifications required by Women.com, LLC from time to time. Hearst will bear all costs associated with the telecommunications and computer hardware, software and services necessary to generate the Hearst Content and deliver it to Women.com, LLC.

         3.3 Hearst Content Control. Notwithstanding anything to the contrary contained herein, Hearst retains complete editorial and creative control over all aspects, including Original Site Content and Third Party Work, of the Magazine Sites. Hearst will be solely responsible for creating (other than Original Site Content, Third Party Work and Women.com Content), managing, editing, reviewing, deleting and otherwise controlling all Content, including the Hearst Content, Magazine Content and all user-generated Content, with respect to the Magazine Sites. Women.com, LLC shall post no Content other than Proprietary Content and user-generated Content to the Magazine Sites without Hearst's prior written approval. Proprietary rights to Women.com Content posted to a Magazine Site with Hearst's approval shall remain with Women.com, LLC or its licensors, and Hearst shall not acquire any ownership rights in such Women.com Content even though it appears on a Magazine Site. Women.com, LLC shall not supplement, modify, alter or excerpt the Hearst Content and Magazine Content (other than modifications strictly necessary to upload the Hearst Content and Magazine Content to the Web site), without Hearst's prior written consent; provided, however, that Women.com, LLC may, without seeking Hearst's prior written consent, use reasonable excerpts of any Proprietary Content both on and off the Network in connection with its promotion, marketing and advertising of the Magazine Sites and the Network and other activities calculated to draw traffic to the Magazine Sites and the Network. No article, excerpt or other subset of subject matter of the Proprietary Content may be reproduced on the Network without the proper attribution to the Magazine or Magazine Site in which such Proprietary Content appeared and to the author or authors (where required) and the copyright owner to the same extent and in the same manner set forth in the original form of the Hearst Content or Magazine Content provided by Hearst or in its original form on a Magazine Site. Hearst acknowledges that, by only providing Hearst with the ability to publish and distribute the Content of third parties (being user postings but excludingWomen.com Content), Women.com, LLC is acting, to the maximum extent allowable by law, as a passive conduit for the distribution and publishing of such user-generated Content. Women.com, LLC has no obligation to Hearst, and undertakes no responsibility, to review Hearst Content, Magazine Content or user-generated Content to determine whether any such Content may incur liability to third parties. Notwithstanding anything to the contrary contained herein, if Women.com, LLC reasonably believes that any Content on a Magazine Site may create liability for Women.com, LLC, Hearst agrees that, after prior notice to Hearst (if reasonably possible under the circumstances), Women.com, LLC may remove such Content and/or the applicable Web site(s) as Women.com, LLC believes is prudent or necessary to minimize or eliminate Women.com, LLC's potential liability.

         3.4 Production Services.

         (a) Transition. From the date of this Agreement until such time when the parties agree to the final terms of the Production Services to be provided pursuant to Section 3.4(b), Women.com, LLC shall assume and perform all obligations of the HomeArts business unit of the New Media and Technology Division of Hearst ("HomeArts") to provide Production Services to the Magazine Sites, in the manner provided by HomeArts at the date hereof. Women.com, LLC shall be paid for: (i) Women.com, LLC staff employees - the sum of (1) direct cost of salary and benefits of those personnel performing the Production Services, plus (2) the cost of overhead expenses, up to a maximum amount equal to fifteen percent 15% of the salary and benefit costs described in (1), plus
(3) fifteen percent 15% of the sum of the amounts described in (1) and (2); and
(ii) for subcontracted services, including but not limited to manuscripts, art, photography, software development, and talent -the actual cost of the services plus a fifteen percent 15% profit margin. All amounts paid to Women.com, LLC shall be credited to amounts to be paid to Women.com, LLC pursuant to Section 3.4(b).

         (b) Work Orders. Effective as of the Amended Date Hearst hereby agrees to purchase from Women.com, LLC and Women.com, LLC agrees to provide to Hearst, Production Services in the amount set forth at Exhibit B, which services include the creation of Original Site Content and Third Party Work. The precise Production Services to be performed with respect to each Magazine Site shall be determined by mutual agreement of the parties as soon as reasonably practicable following the mutual execution of this Agreement and shall be consistent with the performance and quality standards set forth in Exhibit B. A written work order, signed by both parties, shall be issued with respect to all Production Services to be rendered. The parties acknowledge that as soon as reasonably possible following the Effective Date, they shall identify those Magazine Sites for which Women.com, LLC will have primary production responsibility during the term of this Agreement, including any renewals thereof. Any Original Site Content will be a work made for hire for Hearst as a contribution to a collective work in accordance with 17 USC Sec 101 et.seq. To the extent any Original Site Content may not constitute a work made for hire, Women.com LLC hereby grants and assigns exclusively to Hearst all right, title and interest in and to such Content for the term of applicable copyright. Women.com, LLC will use diligent efforts to secure ownership rights to Third Party Work for Hearst. In the event Women.com, LLC is not able to secure ownership of Content from any third party, it will consult with Hearst and based on Hearst's direction, will either refrain from securing any Content from that third party or will license such other rights to that Content in Hearst's favor as Hearst may approve. In the event that Hearst Content or Magazine Content is edited or abridged by Women.com, LLC for posting to a Magazine Site, such edited or abridged version shall nonetheless be considered Hearst Content or Magazine Content, as applicable.

         (c) A Discontinuance and Transfer of Magazine Sites. The parties acknowledge that prior to the Amended Date, Hearst has discontinued the Magazine Site that had been devoted to Country Living's Healthy Living. The parties further acknowledge that it is Hearst's intent to withdraw from Women.com, LLC the right and obligation to perform Production Services (but not Hosting Services) for the Country Living Gardener Site. Until such time as the Country Living Gardener Site is withdrawn, Women.com LLC will continue to produce such site for the fee set forth herein at Exhibit B. Upon request by Hearst, Women.com LLC will deliver to Hearst all Proprietary Content that has appeared on Country Living's Healthy Living Site and Country Living Gardener Site in the manner set forth at Section 8.1. If Hearst withdraws from Women.com, LLC the right and obligation to perform Production Services for any other Magazine Site during the Initial Term or any Renewal Term of this Agreement, such Magazine Site will nonetheless remain a part of the Network for so long as Hearst continues production of such Magazine Site itself or through a third party and Women.com, LLC will continue to host. The parties acknowledge, however, that the Harper's Bazaar site will not be a part of the Network.

         (d) Performance Standards. Hearst understands and agrees that any Magazine Site that is not produced by Women.com, LLC must conform to the technical and production standards as may be promulgated by Women.com, LLC from time-to-time. Hearst shall be solely responsible for ensuring that such sites meet such requirements, all at Hearst's sole cost and expense. All Magazine Sites produced by Women.com, LLC pursuant to Section 3.5 shall conform to the same technical and production standards as those imposed by Women.com, LLC with respect to third party-produced Magazine Sites.

4.       Promotion.

         4.1 Both parties shall actively promote the rollout and availability of the Magazine Sites via the Network. Hearst, for its part, agrees to provide the cable and broadcast television and the print promotion described in Section 3.02 of the Limited Liability Company Agreement of Women.com, LLC. Further, the parties shall from time-to-time work together in good faith to identify, develop and pursue joint marketing and promotional activities that are designed to enhance the value of the Magazine Sites and the Network. The parties will also work together in good faith to promote the availability of subscription sales to Hearst's Magazines on the Internet, including on the Network. The parties shall mutually agree on the budget, Content and development schedule of any such activities prior to the launch thereof. Each party shall assign a point of contact within such party's organization to coordinate any joint marketing or promotional activities. Costs and expenses incurred in support of such joint marketing and promotional activities shall be determined by mutual agreement of the parties.

         4.2 Press Releases. The parties shall issue a joint press release describing the parties' relationship pursuant to this Agreement and any future press releases relating to this Agreement, which press releases shall be mutually approved in writing by the parties prior to any distribution thereof.

5.       Women.com, LLC Software and Technology.

         Hearst understand and agrees that Women.com, LLC, in performing its obligations hereunder, may incorporate or use in connection with the Hosting Services, Production Services and incorporation of the Magazine Sites into the Network such software tools or programs or other technology that Women.com, LLC has developed as of the Effective Date, or which Women.com, LLC may hereafter develop ("Women.com, LLC Tools"). By way of example, Women.com, LLC Tools could include without limitation toolbars for maneuvering between pages, search engines, and Java applets. In the event any Women.com, LLC Tools are incorporated by Women.com, LLC into or are used by Women.com, LLC in connection with any Magazine Site, or any Women.com, LLC Tools are used to manipulate Hearst Content for distribution on the Magazine Site or through the Network, then Women.com, LLC hereby grants to Hearst during the terms of this Agreement a worldwide, non-exclusive, nontransferable, royalty-free, free right to use the Women.com, LLC Tools on and in connection with the Magazine Sites solely in connection with such use. In the event that any Women.com, LLC Tools are created and used exclusively for the Magazine Sites, such Women.com LLC tools shall be considered joint works of authorship pursuant to 17 USC sec. 101, et. seq., and Hearst may use such Women.com, LLC Tools without accounting to Women.com, LLC. In the event Hearst would like to license any other Women.com, LLC Tools for any other purpose or after the termination of this Agreement, Women.com, LLC agrees to negotiate such licenses in good faith with Hearst; provided, however, that nothing herein shall be deemed to obligate Women.com, LLC to enter into any such license in the event the parties are unable to reach mutually agreeable terms within thirty (30) days of the commencement of such negotiations, or in the event Women.com, LLC reasonably believes that under such a license, Hearst would be able to use the Women.com, LLC tools in a manner that may compete with any then-existing or reasonably anticipated products and/or services of Women.com, LLC.

6.       Advertising.

         6.1 Net Revenue Split. Women.com, LLC agrees that Hearst shall be entitled to receive from Women.com, LLC no later than forty-five (45) days following the termination of each calendar quarter a royalty (the "Royalty") computed on Net Advertising Revenues from the preceding quarter. The Royalty payable to Hearst shall be equal to twenty percent (20%) of the aggregate Net Advertising Revenues from the applicable quarter, until such time as Hearst has recouped the cumulative production costs incurred from and after the Effective Date in the ongoing production of the Magazine Sites as set forth on Exhibit D, whether or not such Magazine Sites are produced by Women.com, LLC, plus interest, calculated at an annual rate equal to six percent (6%). Thereafter, the Royalty shall equal eight percent (8%) of the aggregate Net Advertising Revenues from the applicable quarter, until such time as the gross revenues recognized by Women.com, LLC in any period of twelve (12) consecutive months exceed forty million dollars ($40,000,000.00), whereupon the Royalty payable to Hearst shall be reduced to seven percent (7%) of the aggregate Net Advertising Revenues from the applicable quarter, until such time as the gross revenues recognized by Women.com, LLC in any calendar year exceeds sixty million dollars ($60,000,000). Thereafter, the Royalty payable to Hearst shall be reduced to six percent (6%) of the aggregate Net Advertising Revenues from the applicable quarter through and including the expiration or earlier termination of this Agreement.

         6.1A Harper's Bazaar. Any Harper's Bazaar Internet Site launched by Hearst primarily targeted to users in the United States (the "HB Site") is not a part of the Network nor is it within the scope of this Agreement except as set forth at Section 2.2 and this Section 6.1A and 6.4. Hearst agrees to design the HB Site so that (i) a link to the Women.com, LLC Network appears on each page of the HB Site above the fold, but otherwise in a style, design and placement determined by Hearst; (ii) an ad banner will appear on the home page below the fold; and (iii) an ad banner will appear on each page other than the home page above the fold. Notwithstanding anything herein contained to the contrary, the parties agree that Women.com, LLC shall have the exclusive right to sell banner advertising space inventory on such site and Women.com LLC agrees to use diligent efforts to sell banner advertisements on any such site provided it complies with such reasonable policies as Hearst may from time to time require, it being understood that the advertising sold on such banners (including run of site advertisements) will be for advertisers of comparable prestige to the advertisements appearing in the print version of Harper's Bazaar during the two year period prior to the Amended Date, unless Hearst otherwise agrees, it being further understood that Hearst will not exercise its discretion over the categories of acceptable advertisers in a manner that would thwart Women.com, LLC's ability to sell ads, but taking into account the targeted demographics of the HB Site) Women.com, LLC will manage all such banner advertising inventory and the distribution of banner advertising on such site. Women.com, LLC shall be entitled to eighty percent (80%) of the Net Advertising Revenues from banner advertising inventory it sells on the Harper's Bazaar site, and shall remit the remaining twenty percent 20% of Net Advertising Revenues to Hearst. Hearst shall have the exclusive right to sell sponsorships and any other form of advertising or promotional space on such site (other than banner advertising) and shall remit to Women.com, LLC a fee of twenty percent (20%) of Net Advertising Revenues from such sales if they are in cash, and if not in cash, a fee in the amount of twenty percent (20%) of the "Attributed Net Value" of such sales. As used herein, Attributed Net Value means the cash value such sales could have generated based on cost-per-thousand viewers had the consideration been cash (rather than in-kind consideration), less agency fees and commissions, taking into account then-prevailing market rates for comparable arrangements, which the parties agree to negotiate from time to time in good faith. The parties shall account to one another no later than forty-five (45) days following the termination of each calendar quarter. In consideration of the fact that no banner ad will appear above the fold on the home page of the HB Site, Hearst agrees to purchase $190,000 of advertisements in the Network in the initial year following the Amended Date, escalating by 20% during each subsequent year following the Amended Date until the conclusion of the Term (pro rated if the Term ends prior to an anniversary date of the Amended Date of this Agreement). This commitment is predicated on Women.com LLC delivering the following number of page views on the Magazine Sites, and shall be subject to pro rata reduction of the number of page views are less that these amounts: 24, 000,000 in the first year following the Amended Date; 35,000,000 in the second year following the Amended Date; and 47,000,000 in the third year following the Amended Date. This commitment will cease if at any time Hearst elects to place a banner ad above the fold on the home page of the HB Site.

         6.2 Sales by Hearst. Hearst may only sell Advertisements (which sales are to be made by the Hearst Magazine Division) on the Magazine Sites with the prior written approval of Women.com, LLC, which approval shall not be unreasonably withheld. Women.com, LLC shall pay to Hearst a commission with respect to such sales in an amount to be mutually agreed upon by the parties.

         6.3 Advertising Policies and Cooperation. In the allocation and sale of Advertisements throughout the Network, Women.com, LLC agrees to treat the Magazine Sites at least as favorably as the other non-Magazine sites. Women.com, LLC agrees not to place any advertising on the Magazine Sites or any other place on the Network where Proprietary Content appears that is in violation of the then current and applicable advertising policies and standards established by the applicable Magazine (including Harper's Bazaar); provided, that such policies have been communicated to Women.com, LLC in advance. Further, the parties agree to coordinate their advertising sales efforts as permitted under this Agreement to ensure that none of such efforts conflict with either party's contractual arrangements with third parties.

         6.4 Merchandising Advertisements. Hearst shall have the right to purchase advertising space throughout the Network on behalf of Hearst's advertisers, subject to the availability of inventory, and Women.com agrees to sell Hearst advertising space for such purposes at such discounted rate as the parties may from time to time agree to. The current understanding is set forth herein at Exhibit E. Hearst shall not be entitled to any Royalty on such sales.

7.       E-Commerce.

Notwithstanding anything in this Agreement to the contrary, Hearst reserves the right to sell goods and services on any Internet site or area, including, without limitation, through the Magazine Sites, both directly and through third party commerce partners ("e-commerce"), and in connection therewith, Hearst retains the right to conduct Promotional Activities with respect to such e-commerce; provided, however that for the benefit of Women.com, LLC, Hearst agrees that all e-commerce shall be conducted in accordance with applicable local, state and Federal law including, without limitation, consumer protection laws. For the avoidance of doubt, Hearst's decision to conduct e-commerce activities shall not be subject to the provisions of Section 2.7(c) hereunder. Women.com, LLC shall have no entitlement to any commission or compensation with respect to Hearst's e-commerce activities unless Hearst elects, in its discretion, to conduct such activities on the Magazine Site, in which case Women.com, LLC shall be entitled to commission in accordance with Section 7.2 below. Further, with respect to e-commerce, the parties hereby agree as follows:

         7.1 Magazine Subscriptions. Women.com, LLC shall be entitled to a commission equal to thirty percent (30%) of gross revenues (less credit for returns, and provision for bad debt and cancellations) derived from the sale of Magazine subscriptions made through the Network, whether or not such sales are made through the Magazine Sites or any non-Magazine site of the Network, including, without limitation, the Network Portal Site, and without regard to the entity actually making such sale.

         7.2 Direct Sales. Women.com, LLC shall be entitled to a commission equal to five percent (5%) of gross revenues (less shipping and handling charges, credit for returns, and provision for bad debt) derived from the direct sale of goods and services on the Magazine Sites or on any e-commerce site owned by Hearst or an affiliate (as defined at Section 7.3 below) which sales are generated by a user entering the e-commerce site via the Magazine Site (other than Magazine subscriptions) ("Direct Sales"), i.e. where the order processing, customer handling, billing and collection for such sale (whether or not Hearst fulfills such sale itself or by drop-shipment from a third party) is handled by Hearst and not where the sale is between the customer and any non-Hearst entity (e.g. Amazon.com, Music Boulevard, etc.). Unless otherwise agreed to in writing by Women.com, LLC, it shall be the sole responsibility of Hearst to provide all services related to Direct Sales. Hearst and its third party vendors, if any, will bear full responsibility for all customer service, including without limitation, order processing, billing, fulfillment, shipment, collection and other customer service associated with any Direct Sales offered, sold or licensed through each Magazine Site, and Women.com, LLC will have no obligations whatsoever with respect thereto. Hearst will, using no less than industry standard methods for online-order fulfillment, ensure that all Direct Sales are received, processed, fulfilled and delivered on a timely and professional basis.

         7.3 Commerce Partners. The parties agree that for purposes of this Agreement royalties paid to Hearst (or any entity that controls, is controlled by, or under common control with Hearst (any such entity, a "Hearst Affiliate")) by Hearst's third party commerce partners (e.g. Amazon.com), which royalties are attributable to the sale of goods or services arising from traffic on the Magazine Sites (but excepting Direct Sales as defined above), shall be deemed to be performance-based advertising and, consequently, shall contribute to Net Advertising Revenues. For purposes hereof, the terms "controls", "is controlled by", and "under common control with" refer to the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of a business entity, whether through ownership of voting securities, by contract, or otherwise.

         7.4 Payment. All amounts due Women.com, LLC from Hearst pursuant to this Section 7 shall be paid on a quarterly basis within thirty (30) days following the end of the quarter in which the applicable Commerce Revenues are generated and shall be accompanied by a report detailing the calculation of the applicable payment.

         7.5 Non-Magazine Site Transactions. Hearst understands and agrees that, except as explicitly set forth in Section 6 or this Section 7, neither Hearst, nor any Hearst Affiliate, shall be entitled to any commission, royalty or payment of any sort by virtue of the sale of goods or services on the Network.

8.       Ownership.

         8.1 Proprietary Content. Title to and ownership of all intellectual property rights embodied by or otherwise incorporated into the Proprietary Content shall remain with Hearst and/or its third party licensors, if any. Nothing herein shall be construed to grant to Hearst any right, title or interest in or to any other Content that may be published on or through the Network. Women.com LLC will provide Hearst access to digital files in a form to be mutually agreed on containing all Proprietary Content in accordance with a schedule that the parties will establish and, in addition, upon request from Hearst within a reasonable time frame.

         8.2 Women.com, LLC Tools. All Women.com, LLC Tools, including all intellectual property rights and other proprietary rights embodied therein or otherwise applicable thereto, are and shall remain the sole and exclusive property of Women.com, LLC and/or its licensors, except as set forth at Section 5 herein. All rights not specifically granted to Hearst herein with respect to the Women.com, LLC Tools are retained by Women.com, LLC.

         8.3 Women.com Content. All Women.com Content used on or in connection with the Network exclusive of Proprietary Content, is and shall remain the sole and exclusive property of Women.com, LLC and/or its third party licensors and Content providers. Nothing herein shall be construed to grant to Hearst any right, title or interest in or to any such Women.com Content, and Hearst agrees that it shall not at any time make any claim to any right, title or interest in or to the such Women.com Content, provided, however that Hearst shall have the right during the Initial Term and any Renewal Term of this Agreement to publish such Women.com Content solely on the specific Magazine Site for which it has been provided by Women.com, LLC and for the specific duration, if any, for which it has been provided.

         8.4 URL'S. The Magazine Site URL's shall be the sole and exclusive property of Hearst. If any Site is removed from the NetworkWomen.com LLC will take all necessary steps to transfer ownership and control of all associated URL'S to Hearst. The Network Portal Site URL is and shall remain the sole and exclusive property of Women.com, LLC. All other Network URL's shall remain the property of Women.com, LLC or its Network partners, as the case may be.

         8.5 User Information. The parties agree that any and all user data that is collected through any user registration process on the Network Sites (e.g. name, address, e-mail address, etc.) from user that "opt-in" to sharing their information with Hearst, together with all data regarding user tracking, page views, unique visitors and other user information that may be obtained with respect to the Magazine Sites ("User Data") shall be jointly owned by Women.com, LLC and Hearst; and each party shall be free to use such information without the consent of the other party (ii) solely in accordance with all applicable law and privacy policies, including any restrictions on transfer or disclosure of such information to third parties ; and (iii) free of any duty to account to the other party for profits arising from such use. Women.com, LLC agrees to deliver such User Data to Hearst on a monthly basis in a mutually agreed upon format. All data collected from users with respect to the Network other than that included in User Data shall be the sole and exclusive property of Women.com, LLC and Hearst shall have no right, title or interest in or to such data.

9.       Warranties.

         9.1 Hearst Warranties. Hearst hereby warrants to and for the benefit of Women.com, LLC that Hearst shall not provide any Hearst Content or Magazine Content to Women.com, LLC or publish any Hearst Content or Magazine Content or direct Women.com, LLC to create or have created any Original Site Content or Third Party Work in any manner that: (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene or pornographic or contains child pornography; (e) violates any laws regarding unfair competition, antidiscrimination or false advertising, or (f) to the best of Hearst's knowledge, contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Furthermore, Hearst warrants that to the best of its knowledge, based on representations and warranties made by third parties, technology used or supplied by or on behalf of Hearst pursuant to this Agreement (exclusive of technology supplied by Women.com, LLC) ("Hearst Technology") shall be Year 2000 Compliant. As used in this Section 9.1, "Year 2000 Compliant" means that the Hearst Technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data; provided that all other hardware, software or firmware used in conjunction with the Hearst Technology properly exchange accurate and properly formatted date data with the Hearst Technology being evaluated for Year 2000 Compliance. Hearst agrees to use commercially reasonable practices (including without limitation periodic inspections of each Magazine Site) to ensure that user-generated Content published or distributed on such Magazine Sites does not create liability for Women.com, LLC.

         9.2 Women.com, LLC Warranties. Women.com, LLC hereby warrants to and for the benefit of Hearst that Women.com, LLC shall not post on the Magazine Sites or otherwise provide any: (i) Women.com Content or Women.com, LLC Tools;
(ii) to the extent not created pursuant to Hearst's request, any Original Site Content or Third Party Work; (iii) additions to or edits of Hearst Content or Magazine Content; in any manner that (a) infringes on any third party's copyright, patent, trademark, trade secret or other proprietary rights or rights of publicity or privacy; (b) violates any law, statute, ordinance or regulation (including without limitation the laws and regulations governing export control); (c) is defamatory, trade libelous, unlawfully threatening or unlawfully harassing; (d) is obscene or pornographic or contains child pornography; (e) violates any laws regarding unfair competition, antidiscrimination or false advertising; or (f) to the best of Women.com, LLC's knowledge, contains any viruses, Trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information. Women.com, LLC warrants that it shall not use any Proprietary Materials in a manner or for any purpose other than that authorized by this Agreement. Furthermore, Women.com, LLC warrants that to the best of its knowledge, based on representations and warranties made by third parties, the software, hardware and equipment (the "Information Technology") owned, leased or licensed by Women.com, LLC on the date hereof is Year 2000 Compliant. As used in this Section 9.2, "Year 2000 Compliant" means the Information Technology is designed to be used prior to, during and after the calendar Year 2000 A.D., and the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) &cm, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data; provided that all other hardware, software or firmware used in conjunction with the Information Technology properly exchange accurate and properly formatted date data with the Information Technology being evaluated for Year 2000 Compliance. Women.com, LLC agrees to use commercially reasonable practices (including without limitation periodic inspections of the Network) to ensure that user-generated Content published or distributed on Network sites (other than the Magazine Sites) does not create liability for Hearst.

         9.3 Recourse and Remedies. Each party agrees that its sole and exclusive remedy for a breach of any warranty made by the other party pursuant to this Section 9 shall be indemnification as set forth in Section 11 hereof.

10.      Trademarks.

Each party acknowledges and agrees for all purposes that all Marks associated with the other party and/or the other party's services, products, literature, promotional materials or otherwise, whether or not registered, constitute the other party's exclusive property. Each party ("Licensor") hereby grants to the other party ("Licensee") a non-exclusive, non-transferable, non- assignable, royalty-free license to use those Marks of Licensor set forth on Exhibit C solely for purposes of performing Licensee's obligations under this Agreement including, without limitation, in connection with any advertising, marketing and promotional activities undertaken and materials developed pursuant to this Agreement. All uses by Licensee of Licensor's Marks shall be in accordance with such quality control standards as the Licensor may promulgate from time to time, and Licensee agrees to refrain from all uses of Licensor's Marks to which Licensor objects. All uses of Licensor's Marks by Licensee, including all goodwill arising therefrom shall inure solely to the benefit of Licensor. All promotional literature and other materials prepared by either party in connection with its promotional obligations hereunder shall bear appropriate copyright and/or trademark notices as prescribed by the party whose Content or branding is included therein. Licensee agrees it will not use, register or attempt to register in any jurisdiction, or otherwise appropriate or adopt any name, mark or logo that is confusingly similar to Licensor's Marks. Licensor retains all rights with respect to Licensor's Marks that are not specifically granted to Licensee herein. At no time during the term of the Agreement or thereafter shall Licensee attack, challenge or file any application with respect to any Licensor Mark.

11.     Indemnity.

         11.1 Hearst agrees to defend, indemnify and hold harmless Women.com, LLC and its directors, officers, agents and employees from and against any and an claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section
9. 1, (b) any Proprietary Content, or user-generated Content on the Magazine Sites, except (i) to the extent arising from Women.com, LLC's unauthorized or unapproved use of Hearst Content or Magazine Content on the Magazine Sites; and
(ii) to the extent arising from the creation by Women.com, LLC of Original Site Content and Third Party Work other than in accordance with the specific instructions of Hearst and to the extent the claim or liability arises for reasons other than as a result of Women.com, LLC's compliance with those instructions, or (c) e- commerce conducted on any Magazine Site. Women.com, LLC may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. Hearst agrees not to enter into any settlement of any claim without the prior written consent of Women.com, LLC, which consent shall not be unreasonably withheld or delayed.

         11.2 Women.com, LLC agrees to defend, indemnify and hold harmless Hearst and its directors, officers, agents and employees from and against any and all claims, suits, damages, losses, costs, liabilities, expenses and fees (including without limitation reasonable attorneys' and expert witnesses' fees) incurred or arising from (a) any breach of the warranties set forth in Section 9.2, (b) any Content (excluding (i) Hearst Content, Magazine Content when used on the Magazine Sites in the manner authorized or approved by Hearst; (ii) user-generated Content on the Magazine Sites; and (iii) Original Site Content and Third Party Work but only to the extent such Content was created by or for Women.com, LLC in accordance with the specific instructions of Hearst and to the extent the claim or liability arises as a result of Women.com, LLC's compliance with those instructions) created, developed, published or distributed by Women.com, LLC (c) the manner in which Women.com, LLC uses any of the Proprietary Content on the Network, other than on the Magazine Sites and (d) e-commerce conducted other than on a Magazine Site. Hearst may, at its own expense, participate in any defense or settlement negotiations with respect to any claim to which it is entitled to indemnification with counsel of its own choosing. Women.com, LLC agrees not to enter into any settlement of any claim without the prior written consent of Hearst, which consent shall not be unreasonably withheld or delayed.

12.      Limitations on Liability.

         To the extent permitted by applicable law, in no event shall either party be liable to the other party for any special, indirect, incidental or consequential damages arising out of or in connection with this agreement (including but not limited to such damages arising from tort, including negligence and strict liability, breach of contract or warranty), including without limitation damages for interrupted communications, lost data or lost profits, even if such party has been advised of (or knows or should know of) the possibility of such damages and notwithstanding the failure of essential purpose of any remedy.

13.      Term and Termination.

         13.1 The Term. This Agreement shall be effective from and after the Effective Date for a period of six consecutive years (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew for three consecutive terms of six (6) years each (each, a "Renewal Term"); provided that prior to the commencement of each Renewal Term the parties shall reach agreement as to any modifications to be made to the royalties or commissions to be paid hereunder. In the event the parties do not reach such agreement, the applicable Renewal Term shall, nevertheless, commence on a month-to-month basis under the then-existing terms of the Agreement until such time as the parties agree to any new terms or either party provides the other with no less than ninety (90) days notice of termination of this Agreement.

         13.2 Termination for Cause. In the event either party materially breaches this Agreement, the other party may terminate this Agreement by providing the breaching party with no fewer than ninety (90) days notice of termination; provided, that in the event of breaches capable of cure, the breaching party shall have the right to cure the default within such period (or such longer period as then non-breaching party may agree to in writing) and thereby forestall termination of this Agreement.

         13.3 Effect of Termination. Upon the expiration or termination of this Agreement, Women.com, LLC shall (i) download all Proprietary Content to a medium of Hearst's choosing and deliver such Proprietary Content to Hearst within five
(5) business days following such expiration or termination, (ii) immediately cease using the Proprietary Content, including but not limited to, all electronic copies and reproductions on the Network except as permitted at 13.3A hereunder, (iii) within forty-five (45) days of such termination, pay to Hearst any amounts of Royalty that as of the effective date of termination were due and owed to Hearst pursuant to this Agreement and (iv) after receipt by Hearst of the Proprietary Content in the manner requested, upon the direction of Hearst, delete all Hearst's Marks from the entire Network, including the Magazine Sites and any other place in which such Marks appear as promptly as practicable.

         13.3A Continued Use. Notwithstanding Section 13.3 above, following termination or expiration of the Agreement, Women.com LLC shall have the continued right, in perpetuity, to exploit Proprietary Content and Joint Derivative Works created during the Initial Term and any Renewal Term (but not to make new Joint Derivative Works) on the Network provided all reference to any branding and indicia or Marks of Hearst are removed. Following termination or expiration, Hearst shall also have the right to exploit Joint Derivative Works created during the Initial Term or any Renewal Term, provided Hearst shall account to Women.com, LLC for 50% of the net profits from such exploitation in the same manner as Hearst accounts for Derivative Works as set forth at Section 2.8(c) above.

         13.4 Survival. The terms of Sections 1, 8, 9, 11, 12, 13.3, 13.4, 14,
15, and 16 shall survive the expiration or earlier termination of this Agreement for any reason.

14.     Confidential Information.

         14.1 Definition of Confidential Information. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information of a party (the "Disclosing Party") to this Agreement (including, without limitation, patents, copyrights and works of authorship, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, and software source documents) related to the current, future and proposed business, products and services of such party, and its suppliers and customers, and includes, without limitation, information concerning development, design details and specifications, engineering, customer lists, business forecasts, sales, and marketing plans and any other similar information or data which is disclosed to the other party (the "Recipient") or to which the Recipient otherwise gains access as a result of performing under this Agreement. "Confidential Information" also includes proprietary or confidential information of any third party that may disclose such information to the Disclosing Party in the course of the Disclosing Party's business. Confidential Information does not include information, technical data or know-how which: (i) is in the Receiving Party's possession at the time of disclosure as shown by the Receiving Party's files and records immediately prior to the time of disclosure; (ii) before or after it has been disclosed to the Receiving Party, enters the public domain, not as a result of any action or inaction of the Receiving Party; (iii) is approved for release by written authorization of the Disclosing Party; (iv) is disclosed to the Receiving Party by a third party not in violation of any obligation of confidentiality; or (v) is independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information.

         14.2 Use and Disclosure. The Receiving Party agrees not to use the Confidential Information of the Disclosing Party for any purpose except to the extent necessary to fulfill its obligations under this Agreement. The Receiving Party agrees not to copy, alter, modify, disassemble, reverse engineer or decompile any of the materials comprising Confidential Information, unless permitted in writing by the Disclosing Party. The Receiving Party agrees not to disclose the Confidential Information to any third parties or to any of its employees, contractors or agent except those of whom who have a need to know the Disclosing Party's Confidential Information to enable the Receiving Party to fulfill its obligations under this Agreement; provided, that such parties shall be made aware that such Confidential Information is confidential to the Disclosing Party and shall be under a written contractual restriction on non-disclosure and proper treatment of Confidential Information that is consistent with and no less restrictive than the terms of this Section 15. Notwithstanding the foregoing, the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent required by a valid order of a court or other governmental body or by applicable law; provided, however, that the Receiving Party will use all reasonable efforts to notify the Disclosing Party of the obligation to make such disclosure in advance so that the Disclosing Party will have a reasonable opportunity to object to such disclosure. The Receiving Party agrees that it shall treat the Confidential Information with the same degree of care as it accords its own Confidential Information of a similar nature; provided that in no event shall the Receiving Party exercise less than reasonable care to protect the Disclosing Party's Confidential Information. The Receiving Party agrees to advise the Disclosing Party in writing of any misappropriation or misuse by any person of the Disclosing Party's Confidential Information of which the Receiving Party may become aware. The Receiving Party will not communicate any information to the Disclosing Party in violation of the proprietary rights of any third party.

         14.3 Return of Materials. Any Confidential Information furnished to the Receiving Party, and all copies thereof, at the earlier of the Disclosing Party's request, or the termination of the business relationship between the Disclosing Party and the Receiving Party, at the Disclosing Party's option, will either be: (i) promptly returned to the Disclosing Party; or (ii) destroyed by the Receiving Party (with the Receiving Party providing written certification of such destruction to the Disclosing Party).

15.      Books and Records.

         15.1 Records. Each party shall during the term of this Agreement and for a period of three years thereafter, keep and maintain full and complete records and books of account, maintained in accordance with generally accepted accounting principals, related to its activities under this Agreement ("Records") including, without limitation, relating to any payments of any kind to be made to the other party pursuant to this Agreement.

         15.2 Audit Right. During the term of this Agreement and for a period of three years thereafter, each party shall have the right, on no more than one occasion in any consecutive twelve (12) month period, to audit, or to engage a third party auditor, reasonably acceptable to the other party, to audit the Records of the other party to ensure compliance with the terms of this Agreement and the accuracy of all amounts paid to the auditing party pursuant to this Agreement; provided, that the auditing party provide the other party with no fewer than fifteen (15) days notice of such audit and conducts such audit in a manner calculated to minimize interference with the other party's business. Unless otherwise agreed to by the parties, any such audit shall be conducted on the audited party's premises. The auditing party shall bear the cost of the audit; provided, however, that in the event the audit reveals an underpayment to the auditing party in excess of five percent (5%), the audited party shall reimburse the auditing party for the cost of the audit.

16.     General Provisions.

         16.1 Taxes. Each party shall be responsible for, and shall indemnify and hold the other party harmless from and against, any and all taxes, customs, duties or other amounts that may be imposed by any governmental authority on any amount paid to such party by the other party hereunder, except for taxes based upon the other party's net income or gross receipts.

         16.2 Late Payments. Each party reserves the right to charge the other party interest at the lower of 1 1/2% per month or the highest rate permissible under applicable law on any amount due such party from the other party under this Agreement, which amount is not paid when due.

         16.3 Governing Law/Jurisdiction/Venue. This Agreement will be governed and interpreted in accordance with the laws of the State of New York as applied to agreements made, entered into and performed entirely in New York and solely by New York residents. The parties hereby agree that all causes of action brought in connection with this Agreement shall be brought in the State or Federal Courts located in New York County, New York, and each party hereby irrevocably consents to the personal jurisdiction of such courts for such purpose.

         16.4 Expenses. Unless otherwise set forth herein to the contrary, each party shall be solely responsible for payment of any expenses such party incurs in connection with its performance under this Agreement.

         16.5 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. The waiver by either party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

         16.6 Headings. Headings used in this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement.

         16.7 Successors and Assigns; Change in Control. Women.com LLC may not assign this Agreement by operation of law or otherwise without the prior written consent of Hearst and any purported assignment in violation hereof shall be null and void. Subject to the foregoing, the parties' rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Women.com, LLC may subcontract all or any portion of its service obligations hereunder; provided that Women.com, LLC remains primarily responsible for such subcontracted service obligations and that Hearst reserves the right to remove and/or have a subcontractor replaced if Hearst is not reasonably satisfied with such subcontractor's performance. Hearst shall have the right to terminate this Agreement effective immediately upon written notice in the event Women.com LLC undergoes a "change in control", provided such notice is given within ten (10) business days following such change in control. As used above, change in control means (i) a sale of all or substantially all of the assets of Women.com LLC, (ii) a merger or consolidation of Women.com LLC with or into another corporation or other entity with the effect that, immediately after such merger or consolidation, none of the existing holders of Women.com LLC voting stock (meaning securities having the right to vote in the election of directors) immediately before such merger or consolidation holds, and the existing holders of Women.com LLC's voting stock immediately before such merger or consolidation do not hold in the aggregate, at least fifty percent (50%) of the combined voting power of the then voting stock of the surviving corporation of such merger or the corporation or other entity resulting from such consolidation, (iii) the acquisition of twenty percent (20%) or more of the voting stock of Women.com, LLC by any entity other than Hearst;
(iv) the adoption by Women.com, LLC of a plan of complete or partial liquidation; or (v) if a petition shall be filed against Women.com, LLC under any provision of the Bankruptcy Code or amendments thereto or if a receiver shall be appointed for Women.com, LLC or any of its property.

         16.8 Attorneys' Fees. If any legal action is brought to construe or enforce any provision of this Agreement, the prevailing party shall be entitled to receive its reasonable attorneys' fees and court costs in addition to any other relief it may receive.

         16.9 Force Majeure. If the performance of this Agreement, or any obligation hereunder, except the making of payments hereunder, is prevented, restricted or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such prevention, restriction or interference.

         16.10 Independent Contractors. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement.

         16.11 Notice. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given: upon personal delivery; if sent by telephone facsimile, upon confirmation of receipt; if sent by electronic mail, upon confirmation of delivery; or if sent by certified or registered mail, postage prepaid, five (5) days after the date of mailing.

         16.12 Modifications. This Agreement may only be modified or revised by a written agreement or amendment hereto that is executed by both of the parties.

         16.13 Entire Agreement. This Agreement, including the Exhibits attached hereto, sets forth the complete and final statement of the agreement between the parties with respect to the subject matter hereof, and supersedes any and all oral or written agreements, negotiations or understandings between the parties as to such subject matter. Any terms on any Hearst work order that purport to modify the terms of this Agreement, or that are in addition to or different from the terms of this Agreement shall be void and of no force or effect, notwithstanding Women.com, LLC's provisions of the services requested in such work order, unless specifically agree to in writing by Women.com, LLC. Wheresoever the terms of any mutually executed work order differ from or conflict with the terms of this Agreement, the terms of the work order shall prevail, but only to the extent of the specific project covered by such work order.

         In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.


Women.com, Networks, Inc.:                Hearst Communications, Inc.:

By: /s/  Marlene R. McDaniel              By: /s/  James M. Asher
    ---------------------------               ----------------------------------
[Name] Marlene R. McDaniel                James M. Asher
Title: CEO and President                  SR V.P.

Street Address: 1820 Gateway Drive        Street Address:

Mail Address: San Mateo, CA  94404        Mail Address:

Fax: 650-341-9918                         Fax:

E-Mail: mmcdaniel@women.com               E-Mail:

                                    Exhibit A

                                HOSTING SERVICES

Hearst agrees that during the term of this Agreement, Women.com, LLC will provide Internet hosting services for each Magazine Site, regardless of the source of production of such site.

Women.com, LLC shall provide Internet hosting services that are equal to, or improve on, the quality of Internet hosting services currently available to the Magazines through the Internet hosting facility maintained at Exodus Communication's Internet Data Center in Jersey City, New Jersey as of the Amended Date. The specific hardware configuration, software and connectivity shall be mutually agreed upon by the parties as soon as reasonably practicable following the Effective Date.

Hosting services provided by Women.com, LLC to Hearst shall be fully managed services that conform to Network operational standards established by Women.com, LLC. Fully managed means that, in addition to providing all hardware, software, connectivity and bandwidth required to insure that Hearst Content is publicly available to Internet users, Women.com, LLC will provide appropriate monitoring of all systems, and full systems' administration support for all Magazine Sites hosted by Women.com, LLC.

Women.com, LLC shall, using industry standard methods, prevent unauthorized access to any production system, Magazine Site, any restricted area of a Magazine Site and any database or other sensitive material generated from or used in conjunction with a Magazine Site, as required by Hearst. As part of this security consideration, Women.com, LLC shall have periodic security audits performed by an independent third party, the frequency of which audits shall be mutually agreed upon.

Women.com, LLC will provide and fully manage both live servers and staging servers used for the production of Magazine Sites, whether Content is produced by Women.com, LLC or a third party. Women.com, LLC shall also put in place and support promotion scripts for the timely updating of Proprietary Content to the sites by production teams employed to produce Magazine Sites, whether at Women.com, LLC or at third party location. The specific requirements for promotion of Proprietary Content shall be mutually agreed to as soon as reasonably practicable following the Effective Date.

Women.com, LLC shall insure that the best commercially available service level agreement is in place for hosting services provided to Hearst and the Magazines. In particular, the terms of the Women.com, LLC service level agreement shall be at least as favorable to Hearst as the service level agreement which is currently in place at Exodus Communications including, without limitation, the terms regarding remedies for interruption of services, and at least as favorable as the terms offered any other partner on the Network.

As part of its hosting services, Women.com, LLC shall make available to the Magazine Sites all core functionality of the Network, whether the Content for the Magazine Sites is produced by Women.com, LLC or a third party. The scope of this functionality shall be mutually agreed as soon as reasonably practicable following the Effective Date. Core functionality of the Network shall include, but not be limited to, all functionality currently available to the Magazines as of the Amended Date, e.g., engineering functionality (i.e. registration, ad management, surveys, polls, quizzes, use of relational database systems, user profiling, personalization techniques for delivery of Content or advertising, and standard user tracking reports made available to Magazines in an online format), and third party functionality (i.e. search, chat, forums, email, listserve, ad serving, and third party auditing).

Additionally, Women.com, LLC shall make available to the Magazine Sites any new functionality at the time it is introduced to the Network; provided, that some production or third party fees may arise for the Magazine Sites if they choose to implement the functionality offered.

Hearst agrees that all Magazine Sites, whether produced by Women.com, LLC or a third party, shall be produced in compliance with Network standards. Women.com, LLC will make available to Hearst documentation of Network standards and permit Hearst to provide the documentation to all third parties producing Content for Magazine Sites.

Women.com, LLC shall provide Magazine Site-specific maintenance and end user support, periodic technical consulting as required by Hearst, and technical phone support for any third parties contracted to produce Content for Magazine Sites that will be hosted by Women.com, LLC.

                                    Exhibit B

                               PRODUCTION SERVICES

Women.com, LLC will collaborate with designated Magazines in the development of a Magazine Web strategy, plan and budget.

Women.com, LLC will make available Production Services to Hearst upon request at the rates set forth below effective as of the Amended Date for one year following the Amended Date. At the conclusion of that one year period, the rates shall be mutually agreed upon; however, the basis for the rate structure shall be as follows: (i) for Women.com, LLC staff employees - the sum of (1) direct cost of salary and benefits of those personnel performing the Production Services, plus (2) the cost of overhead expenses up to a maximum amount equal to fifteen percent (15%) of the salary and benefit costs described in (1), plus (3) fifteen percent (15%) of the sum of the amounts described in (1) and (2); and
(ii) for subcontracted services, including but not limited to manuscripts, art, photography, software development, and talent -- the actual cost of the services plus fifteen percent (15%) profit margin.

The rates for the one year period following the Amended Date are: Good Housekeeping, Redbook, Cosmopolitan, Country Living - $950,000 per site

House Beautiful $575,000
Victoria, Town & Country $275,000 per site
Country Living Gardener $275,000 per annum, pro rated to the date of transfer. In addition, if Marie Claire is added to the scope of this Agreement, the parties acknowledge that the fee for Production Services will be not less than $350,000 nor more than $450,000 in the initial year following addition of Marie Claire, provided the scope of the production commitment is within the boundaries of the commitment discussed as of the Amended Date.

The number of sites to be produced by Women.com, LLC and the development plan and budget for those sites will be determined by Hearst during the Term of this Agreement.

Women.com, LLC will provide full Production Services for the selected Magazine Sites. These services shall include, but shall not be limited to:

1. overall management and direction of the site;

2. creation of editorial features for the site, including original and interactive Content;

3. software/coding support for all features;

4. conversion of Hearst Content to HTML or other formats appropriate for Web presentation, as designated by Hearst;

5. all site quality control;

6. interactive design and navigation;

7. all graphic design work and conversions, including art, photos and illustration;

8. rich media production support; and

9. all production tools, processes, and systems necessary to support production personnel, which are part of the Network standard, including template-based production systems used to streamline or automate production. The production tools, processes and systems that are part of the Network standard shall be available and supported for all Magazine Site production whether provided by Women.com, LLC or a third party, so long as the Magazine Site is hosted by Women.com, LLC. The management of the Hearst Magazine Division and its representatives will be viewed by Women.com, LLC as a "customer" of Women.com, LLC and as such will provide ongoing input and direction to Women.com, LLC regarding all aspects of the Magazine Sites.

Hearst will secure electronic rights and inform Women.com, LLC regarding any limitations to these rights for Content supplied by Hearst for inclusion on the Magazine Sites. The formats in which Hearst will deliver Content to Women.com, LLC and the methods of transmission or transport, and timing, will be mutually agreed during the production planning process.

In supporting Women.com, LLC's production of Magazine Sites, the editorial staff of the applicable Magazines will:

1. provide all appropriate Content in formats to be mutually agreed;

2. provide ongoing direction to and liaison with Women.com, LLC; and

3. be responsible for final approval of their brand's on-line representation.

In providing these Production Services, Women.com, LLC will assign dedicated personnel for the production of Magazine Sites, including editorial, creative, production and technical support to production. The exact structure of the terms will be mutually agreed between Women.com, LLC and the Magazines. As part of that organizational structure, primary points of contact and liaison will also be established between Women.com, LLC and the Magazines to facilitate efficient communications between Hearst and Women.com, LLC regarding production of the Magazine Sites.

For Magazine Sites not produced by Women.com, LLC, Women.com, LLC will provide management and technical resources to ensure the efficient integration of the site into the Network. These services shall include:

1. ongoing assistance in the efficient application of Network standards and tools;

2. assistance in the development of special features;

3. assistance in marketing and distribution programs; and

4. support for other needs as appropriate.

                                    Exhibit C

                                   TRADEMARKS


         I       Women.com, LLC Marks:


         II.    Hearst Marks:

                Registered Trademarks
                ---------------------
                After College
                Bedside Astrologer
                Better Way (The)
                Cosmopolitan
                Cosmopolitan All About Men
                Country Living Country Travels
                Country Living Restoration
                Cosmopolitan (stylized)
                Good Housekeeping
                Good Housekeeping Decorating & Home Improvement
                Good Housekeeping Editors Entertain
                Good Housekeeping Holiday Best
                Good Housekeeping Smart Cooking
                Green Watch
                House Beautiful
                House Beautiful Building Manual
                House Beautiful Holidays
                House Beautiful Home Remodeling & Decorating
                House Beautiful's Home Remodeling
                Houses & Plans
                Life After College
                Redbook
                Stylewatch
                Town & Country

                Applied For
                -----------
                Country Living's Healthy Living
                Easy Cooking
                Fun-Fearless-Female
                Good Housekeeping Family Adventures

                Common Law
                ----------
                Country Living
                Victoria

                                    Exhibit D

              Recoupable Magazine-Specific Initial Production Costs


Up to Five Million Dollars ($5,000,000) of production costs may be recouped on account of the first year of the term of the Agreement. For each subsequent year of the term, such amount shall equal 110% of the recoupable production costs for the prior year of the term.



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


                                    Exhibit E

                          Merchandising Advertisements


See attached





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